Exhibit 10.55

Pfizer Inc. 235 East 42nd Street New York, NY 10017-5755

Olivier Brandicourt, MD President & General Manager Primary Care Business Unit

December 16, 2010

Adolor Corporation

700 Pennsylvania Drive

Exton, Pennsylvania 19341

Attn: Michael R. Dougherty

          President and Chief Executive Officer

Dear Mr. Dougherty:

Reference is made to the License and Collaboration Agreement, dated as of December 4, 2007 (the “License Agreement” and the terms used herein shall be defined as therein), by and between Adolor Corporation (“Adolor”) and Pfizer Inc (“Pfizer”). Pfizer hereby notifies you that it is exercising its right to terminate the License Agreement pursuant to Section 14.2.3.(a). Pfizer has concluded that, based on its evaluation of all results and data from the Phase 2a Studies listed in the Development Plan for each of ADL 5859 and ADL 5747, it would not be commercially reasonable for Pfizer to continue Development. The License Agreement shall be terminated effective March 16, 2011.

Pfizer also would like to confirm that after March 16, 2011, certain rights and obligations of Pfizer and Adolor will survive termination of the License Agreement as set forth in Section 15.4, including but not limited to, the provisions in Section 10.1.1.

Pfizer promptly will begin to work with Adolor to develop and implement a transition plan pursuant to Section 15.3 of the License Agreement.

Pfizer has greatly appreciated the chance to work with Adolor on this program and please do not hesitate to contact me if you would like to discuss any matters further.

Sincerely,

/s/ Olivier Brandicourt
Olivier Brandicourt

cc:

Pfizer	Adolor
Dr. Mikael Dolsten	John M. Limongelli, Esq.
Ms. K. Peck
Ms. A. Schulman	Morgan, Lewis & Bockius LLP
Mr. P. Buckley	Mr. R. Sunberg